EXHIBIT 8.1

PRINCIPAL SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
SUNDAY Holdings (Hong Kong) Corporation	British Virgin Islands
SUNDAY Holdings (China) Corporation	British Virgin Islands
SUNDAY IP Holdings Corporation	British Virgin Islands
Mandarin Communications Limited	Hong Kong
SUNDAY 3G Holdings (Hong Kong) Corporation	British Virgin Islands
SUNDAY 3G (Hong Kong) Limited	Hong Kong
SUNDAY IP Limited	British Virgin Islands
SUNDAY Communications Services (Shenzhen) Limited	The People’s Republic of China